Exhibit 4.22

CITIC Bank International (China) Co., Ltd.

As an issuing bank of Standby Letter of Credit

And

Bona Film Group Co., Ltd.

As an applicant of Standby Letter of Credit

Standby Letter of Credit Issuance Agreement

No: CBI2012/W015L

This Standby Letter of Credit Issuance Agreement (this “Agreement”) is made and entered into by and between the Parties below on August 13, 2012:

(1)                                 CITIC Bank International (China) Co., Ltd (as an issuing bank of Standby Letter of Credit, hereinafter referred to as “Issuing Bank”), with its address at Room 601-602, F/6 and Room 1101-1103, F/11, Huarun Building, No.5001 Shennan East Road, Luohu District, Shenzhen, and a registration number of 440301503294201 in the business license, Tel: 0755-82383838, and Facsimile: 0755-82690022.

(2)                                 Bona Film Group Co., Ltd (as an applicant of Standby Letter of Credit, hereinafter referred to as “Applicant”), with its address at Room 1863/65, at F/18, office building of Poly Plaza, No.14 Dongzhimen South Street, Dongcheng District, Beijing, Tel: 010-9283663-237, and Facsimile: 010-59283663-235.

Whereas, Bona Film Group Limited (“Standby Letter of Credit warrantee”, hereinafter referred to as “Warrantee”, with its Hong Kong business registration certificate number CT-242909) and CITIC Bank International Limited (“beneficiary of Standby Letter of Credit”, hereinafter referred as “Beneficiary”, with its Hong Kong business registration certificate number 00620985-000-07-07-4) have entered into a Facility Letter Agreement with reference number WBG/12/1040 (hereinafter referred as “Basic Agreement”), the Issuing Bank agreed to issue a Standby Letter of Credit to the Beneficiary under the terms and conditions of this Agreement upon the request of the Applicant.

In order to specify the rights, obligations and responsibilities of the Issuing Bank and the Applicant, the parties involved agree to conclude and abide by this Agreement. The terms of this Agreement are as follows:

Article 1 Definition

1.1          In this Agreement, unless otherwise stipulated herein, the following terms shall have the meaning as follows:

“Standby Letter of Credit” refers to a Standby Letter of Credit issued by the Issuing Bank according to the terms and conditions of this Agreement, with CITIC Bank International Limited as the Beneficiary.

“Advanced Funds” refers to the funds advanced by the Issuing Bank during its performance of guarantee liabilities and other liabilities related to the Standby Letter of Credit in accordance with the terms and conditions of the Standby Letter of Credit.

“Application Form of Issuing the Standby Letter of Credit” refers to the application forms prepared in accordance with the standard form of issuing the Standby Letter of Credit and submitted to the Issuing Bank by the Applicant, the form and substance of which are satisfied by the Issuing Bank, when the Applicant requires to use the funds under the credit of the Standby Letter of Credit.

“Security Documents” refers to any security contract, agreement or document executed by the Warrantor (any company and/or person who would provide security to the completion of the obligations by the Applicant under this Agreement) in order to provide security for the completion of the obligations by the Applicant under this Agreement.

“Business Day” refers to the business days of banks in China, excluding the Saturdays, Sundays and other public holidays in mainland China.

“Tax” includes but is not limited to the taxes, fees, fiscal charges, tariffs, levies, handling charges, identification taxes, re-imposition of taxes and other taxes or fees, and the interest and penalties of aforesaid taxes, and the similar debts collected by all current and future authorities or their designated agencies.

Article 2 Amount and Purpose of Standby Letter of Credit

2.1          Upon the Applicant’s request, the Issuing Bank agrees to issue a Standby Letter of Credit to the Beneficiary, with the maximum amount of RMB one hundred million (RMB 100,000,000), and CITIC Bank International Limited shall be the sole and exclusive Beneficiary of the Standby Letter of Credit issued by the Issuing Bank. The purpose of the Standby Letter of Credit is to provide guarantee the obligations of the Warrantee.

Article 3 Issuing the Standby Letter of Credit

3.1          Condition Precedent. Unless the following conditions are satisfactory to the Issuing Bank or waived by the Issuing Bank, the Applicant shall not submit any Application Form of Issuing the Standby Letter of Credit, and the Issuing Bank is not obligated to issue a Standby Letter of Credit:

1)             The certified true copies of incorporation documents and other relevant documents of the Applicant and the Warrantee, including but not limited to the latest business license, the company’s articles of association, certificate of approval, the capital verification report, etc.;

2)             The originals/certified true copies of all necessary consents, approvals, registrations, record filings and other authorized documents related to this

Agreement and the Security Documents, including but not limited to the original resolutions of the board of directors or shareholders’ resolutions and the registration procedures of the foreign exchange administration authorities;

3)             This Agreement duly executed by the Applicant;

4)             The Deposit Pledge Agreement duly executed by the Applicant and the fixed deposit applied by the Applicant with the Issuing Bank. The amount of deposit shall be not less than the amount of Standby Letter of Credit secured by such deposit, and the Applicant authorizes the bank to extend the expiration date of the deposit when such deposit becomes due. The Applicant shall provide pledge confirmation in accordance with every pledge and the original pledge confirmation and pledged deposit have been delivered to the Issuing Bank;

5)             The certified true copy of the Applicant’s latest and effective loan card issued by the People’s Bank of China;

6)             The Applicant has paid all the expenses related to this Agreement, and has provided the corresponding payment vouchers (including but not limited to taxes, attorney fees and other charges);

7)             The record filing notification regarding the issuing of RMB Standby Letter of Credit approved by the People’s Bank of China;

8)             Any other documents reasonably requested by the Issuing Bank from time to time.

3.2     Issuing the Standby Letter of Credit

3.2.1      If the Applicant needs to issue a Standby Letter of Credit, the Application Form of Issuing the Standby Letter of Credit with a verified official seal shall be submitted to the Issuing Bank at least 2 business days in advance;

3.2.2      The Issuing Bank shall execute and affix its seal on the Application Form of Issuing the Standby Letter of Credit after examination and approval of issuance. The Standby Letter of Credit shall be formally issued upon the issuing date recorded in the Application Form of Issuing the Standby Letter of Credit by the Issuing Bank.

3.2.3      The valid period for issuance of a Standby Letter of Credit is 3 months from the execution date of this Agreement.

3.2.4      The valid period of a Standby Letter of Credit is no more than 13 months from the date of issuance, but no later than the expiry date of the credit line under the Standby Letter of Credit.

3.2.5      The credit line is non-cyclical. The Applicant may draw down from the credit line multiple times but may not re-use an amount of credit has already drawn down, within the valid period for issuance of Standby Letters of Credit under the credit line.

3.2.6      The Applicant has no disagreement in respect of any detail in a Standby Letter of Credit issued by the Issuing Bank to the Beneficiary, and all the terms of a Standby Letter of Credit are accepted by and binding on the Applicant.

3.2.7      The valid period of the credit line of the Standby Letter of Credit is no more than 13 months from the first date of issuance of a Standby Letter of Credit.

Article 4 Fee Payment

4.1      Fee

4.1.1      After friendly consultation, the Applicant and the Issuing Bank agree that the fee for issuing a Standby Letter of Credit is 0.1% of the amount of such Standby Letter of Credit.

4.2      Payment of the Fee for issuing a Standby Letter of Credit

4.2.1      The fee for issuing a Standby Letter of Credit shall be calculated based on the rate as stipulated in the above article. Before issuance of a Standby Letter of Credit, the Applicant shall pay the fee calculated based on the rate as stipulated in the above article to the Issuing Bank or to its designated account in lump sum.

Article 5 Discharge of Guarantee Liability

5.1   If the Beneficiary fails to claim its guaranteed liability against the Issuing Bank in a written form during the valid period stipulated in the Standby Letter of Credit, the Issuing Bank’s guarantee liability will be discharged the day after the expiry date of the Standby Letter of Credit.

5.2   If the amount paid by the Issuing Bank pursuant to the Standby Letter of Credit has reached the credit line of Standby Letter of Credit stipulated in article 2, the guarantee liability will be discharged at the day when the payment (that the relevant fund has been wired out from the Issuing Bank’s account) has been made regardless of the effective period as stipulated by this Agreement.

5.3   The Issuing Bank’s guarantee liability under the Standby Letter of Credit will be discharged in accordance with laws and regulations or any other circumstances by which the discharge shall be effectuated.

Article 6 Advanced Funds Repayment

6.1   If the Issuing Bank needs to pay Advanced Funds for undertaking the guarantee liability or other liability arising from the Standby Letter of Credit, the Applicant shall repay the Advanced Funds to the Issuing Bank on the day when the Issuing Bank paid the Advanced Funds; if the Applicant fails to repay to the Issuing Bank on time, the Applicant shall pay an overdue interest at the rate of 8% per year from the date when the Issuing Bank has paid the Advanced Funds; and in the meantime, the Issuing Bank is entitled to require the Applicant to compensate for or to recover the Advanced Funds, the relevant interest, the liquidated damages and other fees from the security under this Agreement.

Article 7 Applicant’s Covenant

7.1       The Applicant hereby makes the following covenants to the Issuing Bank:

1)             The Applicant covenants to the Issuing Bank that the Applicant shall inform the Issuing Bank immediately of any material adverse change to its business and financial condition, any potential event of default or any event of default.

2)             The Applicant covenants to the Issuing Bank that the obligations of this Agreement shall have the same priority for repayment with all other current and future unsecured, unconditional and insubordinate obligations at any time and in all aspects.

7.2       If the Applicant violates any of the above covenants, the Issuing Bank is entitled to make a claim or take other measures against the Applicant in advance.

Article 8 Payment of the Claimed Indemnity to the Beneficiary

8.1       If the Beneficiary claims to the Issuing Bank in accordance with the Standby Letter of Credit for indemnity, the Issuing Bank may pay the Beneficiary without prior consent of the Applicant after confirming that the conditions for claiming the indemnity have been satisfied based on the review of the relevant documents or evidence.  The Applicant is not entitled to object to such payment and such payment shall not be affected by the Basic Agreement and other disputes among the Applicant, the Warranteeand the Beneficiary.

Article 9 Default Liability

9.1       Event of Default

The Applicant must comply with the various provisions of this Agreement during the valid period of this Agreement, and any of the following circumstances constitutes a breach, or shall be considered to be an event of default:

1)             At the date when the Advanced Funds are paid, the Applicant fails to pay the principal of advanced funds, interest (if any), repayable fees or other charges to the Issuing Bank;

2)             Any fees (including but not limited to taxes, attorney fees, appraisal fees, etc.) incurred under this Agreement have not been paid according to the request of the Issuing Bank;

3)             Any statement, guarantee and document executed or provided by the Applicant in this Agreement have been proved to be untrue or inaccurate, or the Applicant failed to perform its obligations and other provisions under this Agreement.

9.2       Default Liability

If any of the aforementioned events of default or potential events of default occurs, and such event of default continues to exist more than five days after the Applicant is notified by the Issuing Bank, the Issuing Bank shall be entitled to notify the Applicant in writing that it will take one or more following actions or measures:

1)             to order the Applicant to rectify the breach within a time limit, to take effective remedial measures and assume the compensation liability;

2)             to enforce upon or withdraw the pledged deposit under the Deposit Pledge Agreement or the guarantee of the Security Documents;

3)             to terminate this Agreement;

4)             to file a lawsuit with a court of competent jurisdiction.

For the above rights and measures, the Issuing Bank is entitled to decide whether or not to exercise them, the order of exercise, and whether to exercise in part or whole in its own discretion.

Article 10 Amendments

10.1       Any provision in this Agreement can be amended by and between both parties upon mutual consent, and any amendments will only be valid upon written consent and execution by the parties.

Article 11 Waiver

11.1       No delay or omission by the Issuing Bank to perform its rights or any remedy shall impair the credit right of the Issuing Bank, nor shall it be construed to be a waiver. The rights and remedies of the Issuing Bank under this Agreement shall be cumulative and shall not exclude other statutory rights and remedies. In the event that one or several of the provisions of this Agreement are found to be illegal, invalid or unenforceable in any aspect, the validity, legality or enforceability of the remedy provisions of this Agreement shall not be affected or compromised in any respect.

Article 12 Independence Clause

12.1      In the event that any provision of this Agreement is found to be illegal, invalid or unenforceable in any legal jurisdiction, the following shall not be affected:

1)             the validity or enforceability of any other provision of this Agreement in the aforesaid legal jurisdiction;

2)             the validity or enforceability of the aforesaid provision or any other provision of this Agreement in any other legal jurisdiction.

12.2         In the event that any provision of this Agreement is found to be illegal, invalid or unenforceable according to the governing law or by the courts or arbitral tribunals, the legality, validity or enforceability of any other provision of this Agreement shall not be affected as permitted by the governing law.

Article 13 Notice

13.1         Unless otherwise stipulated in this Agreement, each notice, request or other communications shall be made in written form and be sent to the other party in accordance with the address stipulated in the first page of this Agreement.

Article 14 Language

14.1   This Agreement shall be written in Chinese. If there is any discrepancy between the Chinese version and versions written in any other languages, the Chinese version shall prevail.

Article 15 Governing Law

15.1      The rights and obligations of all parties, and this Agreement shall be governed and interpreted by the laws of the People’s Republic of China.

Article 16 Dispute Resolution

16.1         The Applicant and the Issuing Bank irrevocably agree that any disputes arising from the performance of this Agreement or related to this Agreement shall be submitted to a PRC court with the competent jurisdiction at the place where the Issuing Bank is located.

Article 17 Entire Agreement

17.1         Each supplementary Agreement executed by the parties shall constitute an integral part of this Agreement, and shall have the same legal validity as this Agreement.

Article 18 Effectiveness

18.1         This Agreement shall come into effect upon execution and seal by all parties.

18.2         This Agreement is written and executed in two (2) copies, each party holding one copy, and the two copies shall have equal legal validity.

Article 19 Declaration Clause

19.1         The Applicant has read all the terms and conditions of this Agreement. Upon the request of the Applicant, the Issuing Bank has made a sufficient explanation of the corresponding provisions of this Agreement. The meaning of the terms and the corresponding legal consequences of this Agreement have been fully and sufficiently understood by the Applicant.

(Reminder of this page left blank intentionally, and signature pages and appendixes follow)

This page only includes the signature pages of the Standby Letter of Credit Issuing Agreement No: CBI2012/W015L

CITIC Bank International (China) Co., Ltd. (Issuing Bank) (Seal):

Legal Representative /Authorized Agent (Signature):	/s/ Authorized signatory

Date: Aug 13th, 2012

Bona Film Group Co., Ltd. (the Applicant) (Seal)	/s/ Dong Yu

Legal Representative/Authorized Agent (Signature):

Date: Aug 13, 2012

In witness whereof the parties have executed this Agreement on August 13, 2012 in front of me.

Witness (Signature):	/s/ Witness

Date: Aug 13, 2012